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                                                                    EXHIBIT 9(d)










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                                  THE CUTLER TRUST
                           SHAREHOLDER SERVICE AGREEMENT


     AGREEMENT made this     day of             , 199 , between Forum Financial
                        -----       ------------     -
Services, Inc. ("Forum"), a corporation organized under the laws of State of Delaware with its principal place of business at Two Portland Square, Portland, ME 04101 and the institution executing this document below (the "Institution").

     WHEREAS, Forum acts as administrator and principal underwriter of The Cutler Trust (the "Trust"), a Delaware business trust registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company, which may issue its shares of beneficial interest in separate series; and

     WHEREAS, the Trust has adopted a Shareholder Service Plan with respect to each series of the Trust (the "Service Plan") that authorizes Forum to pay fees to qualified financial institutions for maintaining and providing services to shareholder accounts of each series of the Trust; and

     WHEREAS, Forum desires that Institution perform certain service activities on behalf of Forum and the Trust with respect to each series of the Trust listed in Schedule A to this Agreement (each a "Fund," and collectively, the "Funds") and Institution is willing to perform those services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the representations, covenants and agreements contained herein and other valuable consideration, the undersigned parties do hereby agree as follows:

     SECTION 1.  SERVICE ACTIVITIES

     In connection with providing services and maintaining shareholder accounts of each Fund with respect to its various customers, Institution may provide services including: (a) establishing and maintaining accounts and records relating to clients of Institution; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services;
(c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts;
(g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request. Institution shall not be obligated to perform any specific service for its clients. Institution's appointment shall be nonexclusive and Forum may enter into similar agreements with other persons.

     SECTION 2.  COMPENSATION

     (a) As compensation for Institution's service activities with respect to each Fund, Forum shall pay Institution fees in the amounts listed on Schedule B to this Agreement (the "Payments"); provided, however, that in no event will Forum be required to make any payments for service activities in an amount greater than that which Forum is paid by the respective Fund for such services.

     (b) The Payments shall be accrued daily and paid monthly or at such other interval as Forum and Institution shall agree.

     (c) On behalf of each Fund, Institution may spend such amounts and incur such expenses as it deems appropriate or necessary on any service activities. Such expenses may include compensation to


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employees and expenses, including overhead and telephone and other communication expenses, of Institution. Institution shall be solely liable for any expenses it incurs.

     SECTION 3.  REPRESENTATIONS OF INSTITUTION

     Institution represents that:

     (a) the compensation payable to it under this Agreement in connection with the investment in any Fund of the assets of its customers (i) will be disclosed by the Institution to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to Institution;

     (b) if it is a member of the National Association of Securities Dealers, Inc. ("NASD"), it shall abide by the Rules of Fair Practice of the NASD;

     (c) it will, in connection with sales and offers to sell shares, furnish to or otherwise insure that each person to whom any such sale or offer is made receives a copy of the appropriate Fund's or Funds' then current prospectus, as applicable;

     (d) it will purchase shares only from Forum as agent of the Trust and that it will purchase shares only for the purpose of covering purchase orders already received or for its own bona fide investment purposes;

     (e) the performance of all its obligations hereunder will comply with all applicable laws and regulations, including any applicable Federal securities laws and any requirements to deliver confirmations to its customers, the provisions of its charter documents and bylaws and all material contractual obligations binding upon the Institution; and

     (f) it will promptly inform the Trust of any change in applicable laws or regulations (or interpretations thereof) or in its charter or bylaws or material contracts which would prevent or impair full performance of any of its obligations hereunder.

     SECTION 4.  TRUST LITERATURE

     Institution is not authorized to make any representations concerning shares of any Fund except those contained in the Fund's then current prospectus and statement of additional information ("SAI") and printed information issued by the Trust or by Forum as information supplemental to the prospectus. Forum will supply Institution upon its request with prospectuses, SAIs, reasonable quantities of supplemental sales literature and additional information. Institution agrees not to use other advertising or sales material relating to a Fund unless approved in writing by Forum in advance of such use. Any printed information furnished by Forum other than the then current prospectus and SAI, periodic reports and proxy solicitation materials are Forum's sole responsibility and are not the responsibility of the Trust and the Trust shall have no liability or responsibility to Institution in these respects unless expressly assumed in connection therewith. Institution shall have no responsibility with regard to the accuracy or completeness of any of the printed information furnished by Forum and shall be held harmless by Forum from and against any cost or loss arising therefrom.

     SECTION 5.  REPORTS

     Institution shall prepare and furnish to Forum, at Forum's request, written reports setting forth all amounts expended by Institution and identifying the activities for which the expenditures were made.
     SECTION 6.  INDEMNIFICATION
     Institution agrees to indemnify and hold harmless Forum and the Trust from any claims, expenses, or liabilities incurred by Forum or the Trust as a result of any act or omission of the Institution in connection with its services under this Agreement.


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     SECTION 7.  EFFECTIVENESS, DURATION AND TERMINATION

     (a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

     (b)  This Agreement may be terminated as follows:

          (i) at any time, without the payment of any penalty, by the vote of a majority of the Trustees of the Trust;

          (ii) automatically in the event of the termination of the Administration or Distribution agreements between the Trust and Forum or the Service Plan;

          (iii) automatically in the event of the assignment of this Agreement as defined in the Act; and

          (iv) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

     SECTION 8.  NOTICES

     Any notice under this Agreement shall be in writing and shall be addressed and delivered, or mailed postage prepaid, to the other party's principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.

     SECTION 9.  AMENDMENTS

     Subject to approval of material amendments to the form of this Agreement by the Trust's Board of Trustees, this Agreement may be amended by the parties at any time. In addition, this Agreement may be amended by Forum from time to time by the following procedure: Forum will mail a copy of the amendment to Institution at its principal place of business or such other address as Institution shall in writing provide to Forum. If Institution does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Institution's objection must be in writing and be received by Forum within the thirty days.

     SECTION 10.  USE OF THE TRUST'S NAME

     Institution shall not use the name of the Trust on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust's name which merely refers in accurate and factual terms to the Trust in connection with the Institution's role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

     SECTION 11.  MISCELLANEOUS

     (a) This Agreement shall be construed in accordance with the laws of the State of New York.

     (b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                             INSTITUTION:

                                             -----------------------------
                                             Name of Institution


                                             By:
                                                --------------------------
                                             Name:
                                                  ------------------------
                                             Title:
                                                   -----------------------

                                             FORUM FINANCIAL SERVICES, INC.


                                             By:
                                                --------------------------
                                             John Y. Keffer
                                              President


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                                  THE CUTLER TRUST
                           SHAREHOLDER SERVICE AGREEMENT
                                     SCHEDULE A

                             SERIES OF THE CUTLER TRUST


                             Cutler Income Equity Fund
                          Cutler Approved List Equity Fund
                         Cutler Government Securities Fund



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                                  THE CUTLER TRUST
                           SHAREHOLDER SERVICE AGREEMENT
                                     SCHEDULE B

                       PAYMENTS PURSUANT TO THE SERVICE PLAN


0.15% of the average annual daily net assets of each Fund represented by shares owned by investors for which Institution provides services pursuant to this Agreement.


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                                  THE CUTLER TRUST
                           SHAREHOLDER SERVICE AGREEMENT
                                     APPENDIX A

                       PAYMENTS PURSUANT TO THE SERVICE PLAN


0.25% of the average daily net assets of each Fund represented by shares owned by investors for which Institution maintains a servicing relationship.


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